Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of Pro-Dex, Inc. of our report dated September 12, 2011, with respect to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Pro-Dex, Inc. and Subsidiaries for the fiscal year ended June 30, 2011.

/s/ MOSS ADAMS LLP

MOSS ADAMS LLP

Irvine, California

February 15, 2012